Exhibit 99.1

B O S T O N

O M A H A

CORPORATION

2021 Annual Letter

To Fellow Shareholders of Boston Omaha Corporation:

Since present management took over in early 2015, the market value of a share of Boston Omaha stock has grown from $10.00 to $28.73, as of December 31, 2021, a compounded annual increase of approximately 17.6%. That is a return of over 187% on a cumulative basis.

As a quick reminder, in last year’s letter we detailed why GAAP book value has decoupled far enough from our calculation of intrinsic value as to now be not useful.1 Therefore, moving forward we will start our letter with the change in market price and then provide our assessment of change in intrinsic value for each business segment.

Since our first letter to shareholders in 2015, we have kept the same stated goal: “Boston Omaha’s focused objective is growing intrinsic value per share at an attractive rate, while seeking to maintain an uncompromising financial position.”

In that same letter, we go on to say: “We do not have a predetermined plan or a rigid acquisition strategy to accomplish our stated goal. We will purchase suitable businesses as they are identified. Over time, and opportunity set willing, we hope to have interests in a handful of businesses that produce sustainable earning streams. Diversification is a potential result from a series of what we hope will be successful decisions over a long period of time, rather than a strategy at the outset.”

Those decisions over the years have evolved into four core businesses: billboards, bonds, broadband, and Boston Omaha Asset Management. Though historically we categorized our operations differently, this method of organization is how your Co-CEO/Co-Chairmen think of the company today.

The great Tom Osborne was known for “power football,” comprised of simplified and straightforward blocking schemes, running the ball right at the defense, gaining steady yardage and controlling the clock. This consistent ground game was the backbone of an offense that won three national championships during a coaching career spanning more than three decades.

Our operating businesses - billboards, bonds and broadband - could be considered our “ground game.” They require significant upfront investment in order to scale, then provide steadily growing cash flow. They aren’t complicated yet require disciplined, intelligent execution. In each, we have assembled a first-class team with expertise not only to run the businesses for the long-term, but also to identify and evaluate further opportunities in each of their sectors. These businesses have the potential to scale over time, and provide Boston Omaha with an increasing source of cash to re-invest in existing businesses and, every once in a while, new opportunities.

[1]	2020 Annual Letter pages 5-7

But truly great teams are not one dimensional. The 1983 Husker offense also shined thanks to its passing game which helped earn that year’s team the nickname “the Scoring Explosion” as well as an undefeated season heading into that year’s National Championship.2 The passing game provides necessary optionality for offenses, and entails a different set of risks and rewards than running the ball.

If we strive to be a great team, we will benefit from the optionality of investing within our operating businesses and investing in new, even at times passive, opportunities outside of them. Like the passing game, passive investments have different risks…namely, the loss of control that comes with a minority investment, among other risks.

In our minds, everything outside our operating businesses to date can best be described as investments that fall under our fourth core business: Boston Omaha Asset Management. Returns in the investment business show up in our accounting figures in a less consistent way, oftentimes subject to a specific accounting rule or to market prices. Although these investments can lack the reliability and consistency reporting wise of our operating businesses, they have to date provided our company with far higher returns over a shorter period.

Up until now, Boston Omaha has in almost every instance3 invested using its own balance sheet. For the first time, we are creating an opportunity for others to invest directly beside us, leveraging what we have learned to date in our businesses, our relationships, and our internal team and operational abilities, to seed the first fund of our Asset Management business: Boston Omaha Build for Rent. More on that later in this letter.

[2]

Unfortunately, No. 1 Ranked Nebraska lost by one point (30-31) to Miami in the Orange Bowl snapping a 22 game winning streak. One point. That’s why you don’t go for 2 for the win in big games…a lesson the Tar Heels forgot when playing undefeated Clemson at home in 2019.

[3]	The exception to date has been our $6mm investment in 24th Street Management and Funds.

Operating Businesses at Boston Omaha Corporation

Below is a break out of the net4 assets of our operating businesses. We detail investments in a separate section.

($ in millions)	2021	2020	2019	2018	2017	2016	2015
Cash[5]	$152.4	$69.5	$84.5	$94.0	$86.2	$24.7	$13.2
Billboards[6]	165.9	139.2	147.3	167.5	31.6	21.3	9.7
Insurance[7]	36.1	34.0	29.5	27.5	19.6	15.4	-
Broadband[2]	51.3	43.5	-	-	-	-	-
Total	$405.7	$286.2	$261.3	$289.0	$137.4	$61.4	$22.9

On the liability side, we continue to employ no debt at the parent company or any subsidiary other than a very manageable amount at our billboard business, which is non-recourse to Boston Omaha. Shareholders can rest assured that to any degree our appetite for debt increases, it will be done with the same conservatism you would expect from two guys who have a material amount of their net worth in the company and refuse to increase risk in exchange for a little extra return.

Billboard Operations at Link Media Holdings

2021 was another year of growth at Link. Organic revenue grew 6.4%, our total number of advertising faces increased to over 7,400, and Scott LaFoy and his team continued to execute on tuck-in acquisitions, converting static faces to digital, and lowering costs. The team is heavily incentivized to reduce one of our biggest costs, land expense, while growing revenues. How about that for business insight?

[4]	Assets (excl. cash balances mentioned below in note 5) less liabilities.
[5]	Includes short-term U.S. treasury securities but excludes cash balances held within UCS, our wholly-owned underwriting business, and at Yellowstone, a SPAC sponsored by a subsidiary of Boston Omaha.
[6]	Excludes cash balances held within billboard and broadband operations as they are captured in “Cash” as shown above.
[7]	Includes cash balances held within UCS, our wholly-owned underwriting business.

Below is the table we provide each year to help shareholders view the progress of Link.

($ in millions)	2021	2020	2019	2018	2017	2016	2015
Revenue	$31.5	$28.3	$28.4	$14.1	$5.3	$3.2	$0.7
Land Cost %[8]	20.5%	21.7%	21.9%	21.3%	26.7%	17.3%	16.1%
Overhead %[9]	8.5%	9.3%	9.6%	14.9%	16.7%	17.4%	15.1%
Net Working Capital[10]	$1.2	$3.2	$2.8	$3.1	$0.8	$0.6	$0.2
Tangible PP&E, Net	$45.4	$35.1	$36.7	$41.6	$9.1	$5.6	$4.2

As shown above, Link uses approximately $47mm of tangible capital while at the same time it continues to generate a growing $1mm a month of cash flow. Link is a gem of a business inside of Boston Omaha, one that is scaling as the benefits of increasingly fixed land costs compound over time, and as a result, we strongly believe that its intrinsic value increased in 2021.

Insurance Operations at General Indemnity Group

General Indemnity Group (GIG) owns and operates United Casualty and Surety Insurance Company (UCS) our monoline surety insurance company, licensed in all 50 states and D.C. Other GIG subsidiaries sell both UCS and other surety bonds. For review, surety insurance is a type of tri-party arrangement, where for a fee, the insurance company provides a guarantee of their customer’s obligations to another party.

Below is a table of the business that UCS produced each year. Our focus has been and continues to be controlled premium, surety produced all in-house.

($ in millions)	2021	2020	2019	2018	2017
Gross Written Premium	$9.3	$8.3	$14.6	$7.3	$2.3
Controlled Premium	$5.5	$4.3	$4.9	$2.8	$1.5

Controlled premium provides complete visibility of the true cost of producing a dollar of surety premium. This data allows us to better understand, better price and better grow surety policies over time.

[8]	Land lease expense on billboards where we do not own the land as a percentage of revenue.
[9]	Overhead is Link Media corporate employees, office and software as a percentage of revenue.
[10]	Adjusted for current portion of lease liabilities related to ASC 842 implementation and assumes a certain maximum level of cash in business for operational purposes.

Last year we acquired an agency for $2.2mm that was producing about the same amount of premium annually and growing. Our experience since 2017 indicates that over time $1 of premium can produce around $0.40 of economic income at scale. This is why we continue to see a large opportunity for GIG and support Dave Herman, GIG’s manager, and his team as they work to grow the business both organically and through acquisitions.

To reach scale expenses need to decline as a percentage of earned premium.

	2021	2020	2019	2018	2017
Expense Ratio[11]	88.6%	67.2%	74.2%	102.4%	89.1%
Loss Ratio	11.2%	24.9%	16.3%	11.8%	0.7%

Investment income increased making our insurance business profitable last year. Intrinsic value also rises when we grow recurring, profitable, controlled premium at a reasonable cost. In 2021, GIG was profitable and grew controlled premium.

Broadband Operations at Fiber is Fast

Fiber is Fast (“FIF”) is not our fiber brand, but rather the vessel in which we hold our majority interests in four broadband internet businesses: Utah Broadband, AireBeam, Fiber Fast Homes (“FFH”), and now InfoWest.

Near the end of 2021, we consolidated all of our broadband businesses under the managerial control of Steve McGhie. Steve is not only a competent operator, he also has a keen eye for attractive acquisitions.

In early April of 2022, we announced the acquisition of InfoWest, which more than doubled our subscriber base, revenue, and expected cash flow in our broadband business, which is now quickly catching up in size to our billboard operation.

InfoWest is a perfect example of the advantages of obtaining some scale, as we’ve been able to leverage the experience and network of our team. Steve knew the owners and operators of InfoWest for some time, and it was he who sourced, negotiated, diligenced and ultimately executed the acquisition.

Shareholders can think about our broadband business as one cohesive enterprise, where capital can be deployed into projects ranging from small communities in Arizona, to mountain towns of Utah, to entirely new neighborhoods in Florida. Each project brought to Steve’s attention is reviewed and capital allocation plans for the year are made according to long term return expectations.

[11]	Expense ratio includes acquisition and non-acquisition expenses.

Below is a breakdown of some general business statistics from calendar 2021 and 2020 (our first year of operations and following the consummation of an acquisition in late December 2020) on FIF (excludes FFH and the newly acquired InfoWest).

($ in millions)	2021	2020
Revenue	$15.2	$3.8
EBITDA	$4.6	$1.0
Subscribers	18.2k	17.7k

With InfoWest, we have added approximately 20,000 new high speed data subscribers to the business. Our most recent acquisition also comes with significant investments in conduit in new neighborhoods and a fiber ring around growing areas of new home builds. These last two assets generate little revenue today but provide a foundation for more rapid growth in fiber subscribers in the future.

Importantly, InfoWest comes with an experienced, first-rate management team that is already working with Steve on several additional fiber growth opportunities, materially expanding FIF’s managerial bandwidth.

Boston Omaha continues to deploy capital into fiber builds in new neighborhoods where the houses are yet to be built via our FFH subsidiary. We exclude these costs from the cash flow table above to show the core profitability of current operations, as these investments at FFH are nascent and have a different customer acquisition process. When we make an investment at FFH, our future homes passed go up considerably but it will take time for homes to be built and sold, deferring revenue generating capability.

We believe these investments are good uses of capital in the long run, and unlike billboards, opportunities for deploying additional capital are less dependent on assets for sale, as we have plentiful opportunities to build last mile fiber to the home in our existing markets. The past year, our broadband business witnessed a transformative increase in intrinsic value.

Investment Operations at Boston Omaha Asset Management

Last year we stated, “Compared to our other wholly-owned businesses, BOAM is at a fairly early stage so there is not much to report at this point, and certainly, though we believe there is large potential for BOAM, we would not ascribe much intrinsic value to the business today. That will have to be earned by achieving acceptable investment returns, and if that happens, we will aggregate those earnings and report them to you here, so you can follow our progress along with our other subsidiaries.”

What a difference a year makes. As Boston Omaha Asset Management (“BOAM”) reorganized and continues to grow, we think it makes sense to walk shareholders through our assets and believe “acceptable investment returns” have been achieved to date. Given the economics of an asset management business, we believe growing this business is an excellent use of shareholder capital, as long as we continue to find good opportunities.

GAAP asset values as of December, 31, 2021:

($ in millions)	2021
Sky Harbour Group (formerly Yellowstone)	$55.0
Dream Finders Homes	$53.4
CB&T Holding Corporation	$19.1
Logic Commercial Real Estate	$0.7
24th Street Asset Management	$6.0
Boston Omaha Build for Rent	$7.2
Breezeway	$0.1
Total BOAM Assets	$141.5

To date, Boston Omaha has never offered a fund structure where investors could invest alongside the company. That changes now with Fund One : Boston Omaha Build for Rent ("BFR").

For a number of reasons, certain ideas are better suited for a fund structure than a holding company. In the specific case of BFR, owning and operating residential homes for rent, at scale, may best be structured as a Real Estate Investment Trust (“REIT”). As a result, there are REIT ownership requirements that influence our decision to fund this business with the combination of our own capital and that of outside investors.

As Boston Omaha raises outside capital to invest alongside our own, we have the potential to receive revenue in two ways. First, we have our actual capital investment in the idea and its performance over time. Second, if we make great returns for our partners, we earn a share of their profits for sourcing, managing, and operating the investment on their behalf.

The asset management business is nothing new to your Co-Chairmen as that was the business that gave us both our start.

Before we discuss BFR, let’s first review BOAM’s track record to date.

Sky Harbour Group Corporation (NYSE: SKYH)

Formerly Yellowstone Acquisition Company

In January 2022, Yellowstone Acquisition Company combined with Sky Harbour Group Corporation (“SKYH”). Between the $166mm in public activity bond financing (fixed low interest rates and long duration) SKYH was able to obtain in its 2021 offering, its current land leases, the finite nature of certain airport real estate, and what has been growing demand, we believe SKYH has a great opportunity to own advantaged infrastructure assets that produce for shareholders for decades to come.

Below is BOAM’s investment and recent market value. BOAM owns approximately 23% of SKYH with warrants equal to another 6% should we exercise them.

($ in millions)	Class A Common Stock	Warrants
# of Shares/Warrants Owned	13,118,474	7,719,779
Cost Basis	$100.0	$7.7
Market Value as of 4.22.22	$105.1	$5.8

Our stock and warrant holdings in SKYH have been volatile to say the least since the deal closed on January 25, 2022. We look deeper than the market prices to determine value and we believe our cost basis in SKYH has the potential to provide acceptable returns as the business expands to new airfields.

Dream Finders Homes (NASDAQ: DFH)

We have spoken extensively about the multiple investments made in Dream Finders Homes (“DFH”) since the inception of Boston Omaha. BOAM has provided everything from preferred equity capital to common equity capital to acquisition debt financing to assist DFH in its impressive growth over the years. Below are our holdings of DFH common equity as of December 31, 2021, our only investment at present.

($ in millions)	Class A Common Stock
# of Shares Owned	2,748,037
Cost Basis	$5.9
Market Value as of 12.31.21	$53.4
Realized Gains through 12.31.21	$30.8

BOAM made the above common equity investment, $10mm initially, back in December 2017. As of December 31, 2021, we had unrealized and realized gains totaling more than $78mm. Not too shabby.

We mark our DFH stock position to market each quarter and therefore it is held at its public market value on our balance sheet.

Below are the other historical investments we have made in DFH.

($ in millions)	Preferred Equity	Term Loan	Other	Total
Invested Capital	$12.0	$20.0	$0.5	$32.5
Realized Proceeds	$13.5	$21.3	$0.8	$35.6
Time Weighted IRR	15%	22%	13%	17%

CB&T Holding Corporation

CB&T Holding Corporation (“CBT”), which wholly owns Crescent Bank and Trust, earned around $44mm in pre-tax income last year, of which Boston Omaha’s share is around $6.5mm on a look-through basis. We purchased 15% of CBT in May of 2018 at a cost of $19.1mm, and that cost basis is now equal to 83% of the bank's year-end book value per share.

Calendar 2021 was an abnormally good year for CBT as it earned a pre-tax return on equity capital of 29%. To further the point, the bank achieved that return while holding substantial excess equity capital of more than $50mm which sat idle earning close to a 0% rate of return.

To date, CBT has retained all earnings since we invested in May 2018, a decision we prefer. Retaining capital at CBT will allow it to eventually grow its loan book substantially when market conditions warrant, and the more the loan book grows the more the bank’s operational expenses scale, only bolstering further its existing cost advantage in deposit capital funding (as contrasted to other finance companies which pay higher interest rates on borrowed funds than CBT pays its depositors). In effect, the bank’s advantage grows as the size of its loan book grows.

The low losses in auto loans in 2021, due in part to the demand for used cars, will not last, but in our judgment, we believe CBT has the ability to earn over time returns on equity capital of 15-20%; assuming the bank maintains its competitive advantages and makes intelligent credit decisions. We have discussed these in detail in past letters.

As a result, shareholders can calculate their own view of what our return on investment has been with CBT, using their own judgment of what return on equity capital can be achieved and also what multiple of book that return is worth to arrive at intrinsic value. All earnings have been retained to date, so our return is the difference between today’s intrinsic value and our cost basis of $19.1mm over a 4 year period. In our opinion, our investment in CBT has increased in value substantially yet remains held on our balance sheet at cost.

Logic Commercial Real Estate

Logic Commercial Real Estate (“Logic”) earned $2.4mm pre-tax in 2021. To date, our share of pre-tax earnings since the original investment of $360k spread out between 2015-2017 has been a cumulative $1.8mm. We say it annually, but Logic continues to distribute earnings well in excess of our investment, and besides the cash returns we also believe its intrinsic value is far higher than our carrying value.

Brendan Keating has assembled an impressive team of professionals and leaders in both Las Vegas and Reno, and as of last year, he is now spending substantial time helping us build out BOAM. An outcome we both enjoy and look forward to for many decades into the future.

24th Street Asset Management

24th Street Asset Management is our commercial real estate investment management company headed by Brendan and Adam, which manages two real estate funds. BOAM owns approximately 50% of the management company and is also an investor in each fund.

First, let’s look at our investment in the funds. In 2020 we invested a total of $6mm of cash between the two commercial real estate funds and as of year-end 2021, we have received approximately $300k in distributions and our capital investment is worth approximately $8mm based on appraised values we believe may be conservative. Adding it all up, our return on capital has been approximately 38% on a gross basis.

Second, there is BOAM’s roughly 50% interest in the management company. Here we invested $48K and again using year-end 2021 appraised values, we have earned distributions since inception of $304k and have an estimated carried interest value of our 50% of $1mm. In reality, we believe that carried interest estimate is very conservative. There is of course risk that the carried interest value changes based on market conditions and commercial real estate values before it is actually earned, however, we hope this illustrates the economics for shareholders that have encouraged our plans to expand in the asset management business.

In aggregate, we believe the returns to date have been quite attractive since we made the investment in the management company in 2018 and the funds in 2020.

Breezeway

The seeds of our investments are often planted in business relationships existing well before Boston Omaha. After founding and then selling an online vacation rental company in 2012, Jeremiah Gall started Breezeway as a software company for property managers of the same clients he served in his first business. Jeremy saw the opportunity to streamline and automate the workflow of maintenance, cleaning, inventory and guest interactions to drastically improve the property experience.

Breezeway has since executed to take an estimated 10% of the market share for vacation rental property managers with over 50 units in the U.S. and they continue to expand into several adjacent verticals. Today, nearly 100,000 properties around the world are using Breezeway and that number is growing quickly.

Boston Omaha first invested in Breezeway in 2016 through General Indemnity Group and in return received a first look at writing any future insurance products they may offer clients. A relatively small investment of $100,000 is now valued at nearly twice that amount, and Breezeway is working together with us to develop a first-of-its-kind property operations software for our build for rent business.

We believe this collaboration can bring meaningful operating cost reductions and an increase in customer satisfaction and retention, while helping us scale our business.

Investments in Securities (excludes SKYH and DFH)

Our philosophy on publicly traded securities is the same as all of our investments. We look for good management, a business we understand, with attractive economics and available at a price we believe will provide an acceptable return relative to our other options generally available to us at the time.

Below is our aggregate performance in publicly traded common stocks. Many securities were held for short periods during the volatile times around the pandemic. We also must adhere to the 40 Act, which in several cases altered some investment choices we would have made.

($ in millions)	Marketable Securities
Invested Capital	$94.5
Realized Proceeds (incl. dividends)	$111.5
Time Weighted IRR (dividends plus capital gains)	19%

Fund One : Boston Omaha Build for Rent

Fund One: Boston Omaha Build for Rent, is our newest venture and the first managed entirely by BOAM, seeded by our capital, where we hope to invite like-minded individuals to invest alongside us.

To date, we have invested approximately $7mm to purchase parcels of land located in both Las Vegas and Reno, NV where we plan to build around 100 new homes for rent. We have no plans to sell any of the homes in the short-term. These are long term investments which we believe are financeable with the ability to generate free cash flow.

Each neighborhood will enjoy several amenities, including, but not limited to, smart home technologies enabled by high-speed fiber internet (built by our subsidiary Fiber Fast Homes), text-based property management services (built by Breezeway), and desirable locations adjacent to schools and recreational activities. Approximately 80% of our current backlog is slated for Reno, which is enjoying tremendous population and job growth while a short ride from Lake Tahoe.

The single family home rental market has been a popular area to invest capital for the past several years. However, not all single family home rental operations are the same. We like the asset when it is new, purpose-built rental neighborhoods as opposed to buying older homes on a scattered basis.

Of course the dominant economic reason for our interest is we believe we can source well located land, and through efficient property management and increasingly vertically integrated construction and operations management, we believe our all-in per unit cost should be materially lower than the cost to purchase an equivalent home in the same market. If we are correct, this will allow for attractive rent economics and a potential cost advantage relative to our competitors.

Other efficiencies also present themselves when homes are built for rent, for example, maintenance costs should be reduced as we source and bulk-buy every component, which is not true for many competing single family home rental companies managing acquired units that are on average a few decades old.

Even though significant capital has chased areas of the rental market, it should be clear that the build for rent industry is still in its early stages, at least in the United States. Of the approximately one million single family homes completed last year12, it is estimated that less than seven thousand were built for rent. Even with that number estimated to double this year, build for rent would still represent less than 2% of homes completed.13

We will remain patient and keep a very close eye on planned competing supply in our markets. Land costs have increased materially in the past couple of years, as have construction costs, the latter we believe may eventually correct to some degree. Nonetheless, our long-term funding base and unwillingness to build simply because we have the capital, may lead to opportunities from more leveraged competitors giving us the chance to grow both organically but also via acquisition at good prices.

BOAM is beginning the process of putting our current build for rent assets in a fund structure, and following the example of 24th Street, looking to bring in outside partners to invest alongside us in this venture. BOAM will commit to being at least a 10% investor in the fund, but is limited both due to our finite capital base but also because our longer term goal is to spin-off the build for rent operation as a REIT once scale has been achieved.

REIT structures have strict ownership limitations, but they also serve as a potentially tax advantaged way to get cash flow from our build for rent assets efficiently into the pockets of owners. This will take time, however, to reach scale sufficient to where a REIT structure makes sense.

If you have an interest in joining us in our build for rent investment, you can learn more at www.bostonomahaam.com. Boston Omaha was capitalized initially by two partnerships, then many of the individual partners in those partnerships. In Fund One : Boston Omaha Build for Rent, we have come full circle working again with like-minded partners to capitalize a business we believe has the potential to generate acceptable returns for its investors and for BOAM as the general partner.

******

The aforementioned BOAM investments have propelled the intrinsic value of Boston Omaha to a material degree over the past 7 years, doing the heavy lifting that allowed for outsized returns for shareholders while our operating businesses were being built and scaled.

[12]	St. Louis Federal Reserve New Privately-Owned Housing Units Completed: Single-Family Units, not seasonally adjusted totaled 969,600 for 2021.
[13]	RentCafe.com and Yardi data of 6,740 in 2021 and estimated 13,910 in 2022. https://www.rentcafe.com/blog/rental-market/market-snapshots/built-to-rent-single-family-homes-double-in-2022/

Looking forward, we continue to believe BOAM will be of immense value as we opportunistically find ways to put capital to use, and at the same time, we should now enjoy increasingly scaled operating results at Boston Omaha from our billboard, broadband and bond businesses. In other words, we now have a better performing ground game to go along with our passing game sizzle.

Comparing results to date between our operating and investment businesses could trigger a shareholder to question if we should have allocated more capital into investments from the get go?

The answer for both of us is a resounding NO. Like a good combination of ground and passing game, we believe that operating and investing in businesses provides a balance of risk and reward that benefits the whole.

A Review of Our Framework for The Road Ahead

You are more likely to see Bill Belichick laying out next week’s game plan in a press conference than to catch us making quarterly or annual earnings forecasts.

We think it is a better use of time to lay out our general decision-making framework rather than try and predict the future. When it comes to making decisions, we try our best to apply the following framework:

●	Get incentives right – Aligning incentives is hard but worth constant iteration to achieve good results.

●	Decentralization – Give a talented person a job to do and leave them alone.

●	Long-term thinking – Think in whole seasons, not in quarters.

●	Focus on cash – Over time, a business needs to produce more cash than it consumes. The more obvious that is, the greater our interest.

●	Partnership – Be a partner you want to partner with.

If you have a business to sell and this framework sounds attractive to you, give us a call at (857) 256-0079 or go to www.bostonomaha.com and drop us a line.

Annual Meeting and Closing Remarks

We both thoroughly enjoyed our sixth annual shareholders meeting last year at the Omaha Zoo. It was wonderful to see over 150 shareholders together again, including more than a few young investors who were proud to tell us Boston Omaha is their first stock.

This year’s meeting is scheduled for Saturday, August 13th in Omaha, Nebraska. Details to follow in the coming months.

We truly enjoy spending hours meeting shareholders and answering questions and we cannot wait to do it again this year. See you in August!

Adam K. Peterson	Alex B. Rozek
Co-Chairman of the Board	Co-Chairman of the Board
Omaha, NE	Boston, MA

Safe Harbor Statement:

This Annual Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 regarding the future financial performance, business prospects and growth of Boston Omaha Corporation. These statements are only predictions based on current assumptions and expectations. Any statements that are not statements of historical fact (including statements containing the words “will,” “projects,” “intends,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “forecasts,” “continues” and similar expressions) should be considered forward-looking statements. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are the global economic impact of the COVID-19 coronavirus pandemic, the conditions affecting the markets in which Boston Omaha and our subsidiaries and companies in which we have invested operate, including the fluctuations in spending by customers in the industries which Boston Omaha, our subsidiaries and the companies in which we have invested, operate, fluctuations in sales results, the ability of Boston Omaha to successfully integrate operations and employees from recent acquisitions, Boston Omaha’s ability to realize anticipated synergies and cost savings from acquisitions, competition from larger or more established companies in the markets we, our subsidiaries and the companies in which we have invested provide services, our ability to successfully grow the businesses we have acquired, our ability to successfully grow our business, changes in government regulations, potential fluctuations in our quarterly results, the impact in our quarterly financial results due to changes in the stock prices of publicly-held securities we own and the financial performance of certain companies in which we have invested where we report their financial results in our statement of operations, acquisition and strategy risks, volatility of our stock price, financial risk management, and the other factors described in “Risk Factors” Part 1, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2021 and in future SEC filings. Boston Omaha is under no obligation to, and expressly disclaims any obligation to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.